Exhibit 99 (a)

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FIRST QUARTER 2004 RESULTS

Boston, Massachusetts, May 5, 2004.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2004 results.  Net income for the first quarter of 2004 was $6.4 million, or $0.41 per diluted share, compared to $2.9 million, or $0.19 per diluted share, for the comparable 2003 period.  Safety’s book value per share increased to $18.05 at March 31, 2004 after paying $0.10 per share in dividends during the first quarter of 2004 to investors, compared to $17.56 at December 31, 2003 after paying $0.34 per share during 2003 to investors, based on 15,334,690 and 15,259,991 shares of common stock outstanding at the end of each period.

Direct written premiums for the first quarter of 2004 increased by $13.2 million, or 7.9%, to $180.6 million from $167.4 million for the comparable 2003 period.  The increase occurred primarily in our personal automobile line which experienced a 5.9% increase in average written premium and a 1.0% increase in written exposures. In addition, we experienced a 10.7% increase in average written premium and a 3.5% increase in written exposures in our commercial automobile line, while we had a 12.3% increase in average written premium which was partly offset by a 5.2% decrease in written exposures in our homeowners line.

Net written premiums for the first quarter of 2004 increased by $9.3 million, or 5.6%, to $176.5 million from $167.2 million for the comparable 2003 period.  This was primarily due to an increase in direct written premiums, partly offset by an increase in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).

Net earned premiums for the first quarter of 2004 increased by $11.8 million, or 8.9%, to $143.9 million from $132.1 million for the comparable 2003 period.  This was primarily due to increased rates on personal automobile, commercial automobile and homeowners product lines.

Investment income for the first quarter of 2004 was $6.8 million compared to $7.0 million for the first quarter of 2003.  Average cash and investment securities (at amortized cost) increased by $85.0 million, or 14.0%, to $690.6 million for the first quarter of 2004 from $605.6 million for the first quarter of 2003.  Offsetting the effect of this increase was a decrease in net effective yield on our investment portfolio to 4.0% during the first quarter of 2004 from 4.6% during the first quarter of 2003 due to declining interest rates, as well as a change in management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 3.9 years at March 31, 2004 from 4.2 years at December 31, 2003.  Net realized gains (losses) on investments for the first quarter of 2004 increased to $0.5 million gain from $(0.7) million loss for the comparable 2003 period.

GAAP loss, expense and combined ratios for the first quarter of 2004 were 77.3%, 23.6% and 100.9% compared to 80.7%, 24.1% and 104.8% for the comparable 2003 period.  Our first quarter 2004 combined ratio decreased by 3.9% from the comparable 2003 period primarily as a result of a 3.4% decrease in the loss ratio due to an increase in average written premium and a decrease in claim frequency in our personal and commercial automobile lines of business.

On February 24, 2004, the Board of Directors approved and declared a $0.10 per share quarterly cash dividend on its issued and outstanding common stock, which was paid on March 15, 2004, to shareholders of record at the close of business on March 1, 2004.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, SEC Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2003 Form 10-K with the U.S. Securities and Exchange Commission on March 15, 2004 and expects to file its March 31, 2004 Form 10-Q no later than May 10, 2004 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $659,477 and $654,175, respectively)	$684,723	$673,636
Cash and cash equivalents	43,567	26,284
Accounts receivable, net of allowance for doubtful accounts	148,918	134,145
Accrued investment income	7,756	7,224
Taxes receivable	—	1,484
Receivable from reinsurers related to paid loss and loss adjustment expenses	41,851	47,503
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	76,498	73,539
Prepaid reinsurance premiums	37,268	33,474
Deferred policy acquisition costs	44,169	40,177
Deferred income taxes	6,804	8,692
Equity and deposits in pools	8,084	26,989
Other assets	3,570	3,149
Total assets	$1,103,208	$1,076,296

Liabilities
Loss and loss adjustment expense reserves	$401,285	$383,551
Unearned premium reserves	337,589	301,227
Accounts payable and accrued liabilities	18,820	37,497
Taxes payable	626
Outstanding claims drafts	18,555	20,045
Payable for securities	2,274	____
Payable to reinsurers	26,742	45,338
Capital lease obligations	644	662
Debt	19,956	19,956
Total liabilities	826,491	808,276

Commitments and contingencies

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; and 15,334,690 shares and 15,259,991 shares issued and outstanding, respectively	153	153
Additional paid-in capital	111,132	111,074
Accumulated other comprehensive income, net of taxes	16,411	12,650
Promissory notes receivable from management	____	(34)
Retained earnings	149,021	144,177
Total shareholders’ equity	276,717	268,020
Total liabilities and shareholders’ equity	$1,103,208	$1,076,296

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended March 31,
	2004	2003

Net earned premiums	$143,926	$132,070
Investment income	6,823	7,029
Net realized gains (losses) on investments	517	(729)
Finance and other service income	3,745	4,045
Total income	155,011	142,415

Losses and loss adjustment expenses	111,312	106,628
Underwriting, operating and related expenses	33,986	31,802
Interest expenses	153	168
Total expenses	145,451	138,598

Income before income taxes	9,560	3,817
Income tax expense	3,190	935
Net income	$6,370	$2,882

Earnings per weighted average common share:
Basic	$0.42	$0.19
Diluted	$0.41	$0.19

Cash dividends paid per common share	$0.10	$0.07

Weighted average number of common shares outstanding:
Basic	15,260,283	15,259,991
Diluted	15,417,307	15,285,257